Exhibit 2

Setting the Record Straight on PDC’s Underperformance May 14, 2019

2 Since Bart Brookman’s Appointment to CEO in January of 2015: • Cumulative net income (loss): ($560) million • Cumulative impairments: $924 million • Cumulative net cash flow: negative $1.63 billion • Board metrics achieved: 10 of 21 • Cumulative executive compensation 2 : $55.7 million • Average bonus pay vs. target: 150% • Cumulative SG&A: $533 million • Changes to internally set peer group: 30 • Absolute share price performance 3 : negative 11% • Average ROACE: < 0% • Cash returned to shareholders: $0 Setting the Record Straight on PDC’s Underperformance 1) Source: PDC’s public filing data (financial and proxy statements) for fiscal years ended December 31, 2015, 2016, 2017 and 20 18 (the Period). 2) Total compensation awarded in each year during the Period to the top 5 highest paid PDC executives . 3) Share price data from January 2, 2015 through May 13, 2019. WTI 01/01/2015: $53/ bbl WTI Today $62/ bbl

3 PDC’s well performance has been above average in a maturing basin, driven largely by quality of acreage. Wattenberg: PDC is a Peer Performer in a Mature Basin 0 10 20 30 40 50 60 70 NBL COP EOG PDCE XOG SRCI APC BCEI HPR WLL IP90 boe /d per 1,000ft IP90 boe/d per 1,000ft (20:1 gas oil ratio) Source: RS Energy data based on publicly listed Niobrara operators and wells that began production after 6/1/2017.

4 PDC claims it has driven material efficiencies in its Delaware Basin operations. However, well costs have escalated and remain materially above peers. Actual Well Costs 2 PDC Presentation 1 Delaware: Well Costs Don’t Correlate to PDC Claims 1) From PDC’s presentation filed on 5/14/19. 2) Based on PDC’s public presentations. $9.1 $10.5 $12.5 $15.0 $15.0 $13.0 $6.0 $7.0 $8.0 $9.0 $10.0 $11.0 $12.0 $13.0 $14.0 $15.0 $16.0 Feb-17 Jun-17 Aug-18 Sep-18 Feb-19 2019E 10,000ft Well Cost $M

5 PDC claims it “has significantly improved upon Kimmeridge's Delaware operations.” These claims are ‘substantiated’ by one well. A comparison using the full dataset tells a completely different story. Kimmeridge Analysis: All Wells 2 PDC Analysis: Cherry Picked Well 1 Delaware: PDC Well Underperformance v Kimmeridge Well Performance 1) From PDC’s presentation published on May 14, 2019. 2) RS Energy data. 0 50 100 150 200 250 300 First 3 Months Boe/d per 1,000ft Spud Date PDC’s well performance shows little to no improvement post August 2016, when PDC acquired the asset Lost Saddle 45 - 1H was spud in 12/31/2015 and was a science test of a SLB completion, with fiber diversion, 260ft spacing and rate per perf of 1.11bbl/min. All other Kimmeridge wells were completed with HAL, 100 - 200ft stage spacing and higher rates. PDC have access to this data and are aware of the unique design.

6 PDC claims that its “wells perform favorably relative to other Delaware Basin operators”. PDC’s data reflects a 6:1 gas oil ratio. Adjusting this ratio to 20:1 properly reflects the relative economics between oil and gas production and shows that PDC’s wells have been performing below the basin average. Delaware: PDC Well Performance v Peers 161 146 140 134 132 127 124 123 120 117 116 116 115 111 105 99 98 96 92 90 87 86 78 72 72 68 68 64 59 46 44 0 20 40 60 80 100 120 140 160 180 First 3 Months Boe /d per 1,000ft (20:1 gas oil ratio) Source: RS Energy data based on all wells that started production after 6/1/2017.

7 A recent RS Energy report suggests that PDC’s average (Delaware - only) NPV/well in 2018 was $3M, materially less than offset wells which averaged nearly $7M. This equates to $124M of lost value in 2018 based on the 31 wells PDC drilled during the year. It also represents 5% of PDC’s current market cap. Delaware: Third Party Data Confirms PDC has an Underperforming Asset Team Source: RS Energy report “Supermajor Consolidation: The Permian Circle of Life” published 4/30/2019. PDC performance Offset operator performance

8 • As of 2017 PDC claimed to have 540 locations on a MRL lateral basis. • Taking into account 2017 TILs and the write down of 40 Culberson locations, this was revised to 490 (YE 2017 inventory), or 690 including the “additional inventory” which was subject “to a higher degree of uncertainty as they are based on downspacing tests”. • As of the current presentation, PDC had written off all additional inventory (200 locations). • Accounting for 31 wells drilled in 2018, current YE inventory should be 459 (490 - 31) on a MRL basis. Today they indicate it is 430 including drilled wells of 65, or 365 net. This represents a net reduction of 40 (Culberson), 200 (Additional Inventory) and 94 other (representing 459 less 365) or a 334 Net location reduction on a MRL equivalent basis. Disappearing Delaware Locations: Net - 334 on a MRL Basis PDC 4Q2017 Presentation 02/27/2018

9 PDC claims that “impairments do not reflect value destruction”. Kimmeridge believes impairments reflect real cash losses to investors as is reflected in equity performance. Impairments Do Represent Value Destruction $162 $172 $457 $916 $924 ($2,000) ($1,500) ($1,000) ($500) $0 $500 $1,000 $1,500 2015 2016 2017 2018 Q1'19 Cumulative Impairments $M 1 ($193) ($1,216) ($1,344) ($1,543) ($1,633) ($2,000) ($1,500) ($1,000) ($500) $0 $500 $1,000 $1,500 2015 2016 2017 2018 Q1'19 Cumulative Net Cash Flow $M 1 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 PDC share price 2 11% decline 1) Data based on PDC’s public filings. 2) Share price data from 1/2/15 to 5/13/19.

10 PDC’s interpretation of recycle ratio includes proven undeveloped (“PUD”) reserves. Kimmeridge excludes PUD reserves because the capital to develop these reserves has not yet been deployed. Kimmeridge Recycle Ratio – PD reserves only 2 PDC Recycle Ratio - includes PUD reserves 1 Recycle Ratio: Flattering Numbers with Inflated PUDs 2016 - 2018 Recycle Ratio # Company Recycle Ratio 1 PE 247% 2 LPI 225% 3 CDEV 222% 4 SRCI 222% 5 CPE 207% 6 XOG 192% 7 JAG 181% 8 XEC 176% 9 MTDR 159% 10 CRZO 135% 11 WPX 122% 12 PDCE 117% 13 OAS 110% 14 SM 88% 15 QEP 24% 1) Based on PDC’s presentation filed on 5/14/19. 2) Source: public company filings and Kimmeridge analysis.

11 PDC books PUD reserves aggressively compared to its internally defined peer group. This has the effect of increasing PDC’s recycle ratio projection. Kimmeridge’s recycle ratio utilizing PD reserves serves as a better apples - to - apples comparison, and a reflection of the real cost of reserve additions. Overstating PUD Reserves v Peers to Flatter Metrics 67% 65% 63% 60% 58% 56% 56% 51% 46% 45% 40% 40% 37% 35% 15% 9% 0% 10% 20% 30% 40% 50% 60% 70% 80% PDCE QEP XOG CRZO SRCI MTDR CDEV SM CPE WPX PE JAG OAS FANG XEC LPI Proved Undeveloped Reserves as a % of Total Proved Reserves (YE18) Overbooking PUDs Conservative PUD Booking Source: Public Company Filings.

PDC's Ever Changing Peer Group – 30 in 5 Years

Kimmeridge

PDC has a history of adjusting its peer group and comparing itself to companies that end up filing for bankruptcy.

= delisted and/or entered Chapter 11 bankruptcy | = new peer | = removed for no stated reason

All Peers	2015 Peers	2016 Peers	2017 Peers	2018 Peers	2019 Peers
BBG	BBG				
BCEI	BCEI	BCEI			
CDEV					CDEV
CPE		CPE	CPE	CPE	CPE
CRK	CRK				
CRZO	CRZO	CRZO	CRZO	CRZO	CRZO
EGN		EGN	EGN	EGN	
EXCO	EXCO				
FANG			FANG	FANG	
GPOR	GPOR	GPOR	GPOR		
HPR		HPR			
JAG					JAG
LPI	LPI	LPI	LPI	LPI	LPI
MHR	MHR				
MTOR		MTOR	MTOR	MTOR	MTOR
NFX			NFX	NFX	NFX
OAS		OAS	OAS	OAS	OAS
PE		PE	PE	PE	PE
PVAC	PVAC				
QEP			QEP	QEP	QEP
REXX	REXX				
ROSE	ROSE				
RSP			RSP	RSP	
SGY	SGY				
SM		SM	SM	~~SM~~	SM
SRCI	SRCI	SRCI		SRCI	SRCI
UPL	UPL				
WPX		WPX	WPX	WPX	WPX
XEC					XEC
XOG					XOG

FANG removal due to outperformance?

SRCI removal due to outperformance?

Source: PDC's proxy statements filed during the Period.

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13 CDEV and SRCI, the most direct peers to PDC, are both materially below trend on employees and costs. Benchmarking to these peers in 2018 implied an $80M reduction in SG&A. Kimmeridge Proposed G&A Based on Peers 2 PDC Chart 1 PDC Key assumptions 2018 DJ Production 84.0 2018 Implied DJ G&A $64.2 Using SRCI's 2018 G&A/ boe of $2.09 2018 Permian Production 25.6 2018 Implied Permian G&A $26.6 Using CDEV's 2018 G&A/ boe of $2.84 Total Implied G&A $90.7 Actual G&A $170.5 Savings $79.8 SG&A: Kimmeridge Proposed Reductions are in line With Peers 1) Based on PDC’s presentation filed on 5/14/19. 2) Source: public company filings and Kimmeridge analysis.

14 PDC’s ever - changing metrics, inability to meet targets and lack of accountability, have been factors in the company’s underperformance. No Accountability 1 PDC Metrics: Board and Presentations 1 • Production growth • Cost structure vs budget • Drilling feet per day • Average completion costs • FCF as a percentage of capex • Debt adjusted cash flow per share growth • Production per share growth • Cash return on capital employed • G&A/ boe PDC’s Constantly Changing Metrics to Justify Performance Did PDC Exceed Target? Metric: 2016 2017 2018 Production Production, Exploration and G&A Expense per Boe Adjusted Cash Flow from Operations per Share Debt to Adjusted EBITDAX Capital Efficiency NA Liquidity NA NA Bonus as a % of Target 165% 120 - 130% 115% 1) Based on PDC’s public filings and proxy statements.

15 Kimmeridge is more aligned with current shareholders than PDC’s management team and board of directors. Kimmeridge Alignment PDC Alignment • Management and the Board own approximately 1% of PDC’s equity • Management continues to benefit irrespective of share price performance and operational underperformance, with tens of millions of annual compensation • Job preservation appears to be more important than share price performance • Kimmeridge owns a 5.1% stake in PDC, or ~$125M worth of PDC equity • Kimmeridge does not own shares in any other public energy company • Kimmeridge stands to benefit only from PDC’s share price appreciation and/or return of capital, and is directly aligned with shareholders PDC’s Self Serving Claim is Misguided

16 • Kimmeridge is nominating three directors for PDC’s eight - person board at the Company’s 2019 annual shareholder meeting. • Kimmeridge’s candidates have extensive experience as investors and asset owners. • Kimmeridge currently owns 5.1% of PDC. Kimmeridge’s position is unhedged and does not use options. • According to the Company’s 2019 proxy statement, the entire management team and board combined own just 1% of the outstanding shares. • By refreshing the Board with directors focused on creating value for all shareholders and aligning management compensation with absolute performance, Kimmeridge believes it can work with PDC to deliver a path to profitability. A New Board for a New Business Model

17 Kimmeridge’s Director Nominees: GOLD

Disclosures

Kimmeridge

The views expressed in this presentation represent the opinions of Kimmeridge Energy Management Company, LLC and its principals and affiliates (Kimmeridge) including certain privately offered investment funds sponsored or advised by Kimmeridge that own shares of common stock of PDC Energy, Inc. (PDC). All of the information and data included in this presentation is based on publicly available information such as financial statements, proxy statements, presentations and other publicly available information, and reports and data prepared by third parties. Kimmeridge principals and employees have performed the analysis and reviews of the PDC data and information independently. However, it is possible that others, including PDC, could disagree and conduct analysis that leads to different results. We reserve the right to change any of the opinions and views set out in this presentation as we deem appropriate and without any obligation to make market updates or notifications either through public filings or on its website. Certain data and analysis presented here is based on or derived from filings made by PDC with the US Securities and Exchange Commission (SEC) or other regulatory agencies or from third party reports or analysis and Kimmeridge is not responsible or liable for any information obtained from SEC filings or third parties. The information set out in this presentation has not been prepared or calculated in accordance with US generally accepted accounting principles (GAAP) and has not been audited by an independent registered public accounting firm. There can be no assurance that any of the recommendations proposed by Kimmeridge will actually yield the planned results if implemented either in whole or in part. This presentation and the information set out herein is not intended to predict any particular financial result, trading price or market value of the equity securities of any company including PDC. The ideas and analysis in this presentation are for informational purposes only and are designed to be suggestions in how PDC can improve results and increase shareholder value. They are in no way a guarantee that any particular financial result or performance will be obtained and this information should not be relied upon to indicate as such. This presentation contains ideas, analysis and proposals that are the result of reasonable assumptions used by Kimmeridge as of the date of this presentation. PDC's performance, including financial results and share price performance, may differ materially from the estimates and analysis set out in this presentation.

The information contained herein reflects projections, market outlooks, assumptions, opinions and estimates made by Kimmeridge as of the date hereof and therefore such information may be deemed to constitute forward-looking statements which are subject to change without notice at any time. Such forward-looking statements may be based on certain assumptions and may involve certain risks and uncertainties, including risks and changes affecting industries generally and PDC specifically. Given the inherent uncertainty of projections and forward-looking statements, investors should be aware that actual results may differ materially from the projections and other forward-looking statements contained herein due to reasons that may or may not be foreseeable. While the information presented herein is believed to be reliable, no representation or warranty is made concerning the accuracy of any data presented, the information or views contained herein, nor concerning any forward-looking statements.

Legend

Kimmeridge Energy Management Company, LLC ("Kimmeridge"), Kimmeridge Active Investments, LLC, Kimmeridge Chelsea, LLC, Benjamin Dell, Alice E. Gould, James F. Adelson, Alexander Inkster, Noam Lockshin, Henry Makansi and Neil McMahon (collectively, the "Participants") have filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC"), along with an accompanying GOLD proxy card to be used in connection with the Participants' solicitation of proxies from the stockholders of PDC Energy, Inc. (the "Company") for use at the Company's 2019 annual meeting of stockholders. All stockholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's stockholders and are, along with other relevant documents, available at no charge on the SEC's website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Kimmeridge with the SEC on April 18, 2019. This document can be obtained free of charge from the source indicated above.

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